Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Christopher M. Farage - Vice President, Communications & External Affairs	216/896-2750
cfarage@parker.com

Financial Analysts –
	Pamela Huggins, Vice President - Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol:	PH – NYSE

Parker Reports Fiscal 2011 First Quarter Sales, Net Income, and Record Quarterly Earnings per Share

- Net Income More Than Triples

- Company Increases Guidance for Fiscal 2011

- Cash Flow Remains Strong

- Order Rates Continue To Show Significant Increases

CLEVELAND, October 19, 2010 – Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2011 first quarter ending September 30, 2010. Fiscal 2011 first quarter sales were $2.8 billion, an increase of 26.5 percent from $2.2 billion in the same quarter a year ago. Net income was $249.0 million compared with $74.0 million in the first quarter of fiscal 2010. Earnings per diluted share for the quarter were $1.51, which is a quarterly record and compares with $0.45 in last year’s first quarter. Cash flow from operations for the first quarter of fiscal 2011 was $122.9 million, or 4.3 percent of sales, compared with cash flow from operations of $260.1 million, or 11.6 percent of sales in the prior year period. Fiscal 2011 first quarter cash flow from operations included a $200 million discretionary contribution to the company’s pension plan. Excluding this discretionary contribution, cash flow from operations as a percent of sales was 11.4 percent for the first quarter of fiscal 2011.

“Demand levels continued to improve across many markets as reflected in a significant increase in sales for the first quarter,” said Chairman, CEO and President Don Washkewicz. “Sales improved in every segment, with total sales increasing 27 percent organically, while foreign currency translation negatively impacted sales by 1 percent. Order rates also increased in all segments.

“We are particularly pleased with our ability to leverage improved top line performance into record level operating margins and earnings. Our total segment operating margin performance was at an all-time record level of 15.5 percent, led by record Industrial North America segment margins of 17.8 percent and record Industrial International segment margins of 16.8 percent. We also continued to deliver strong operating cash flow, which gave us the flexibility to make a discretionary contribution to our pension plan.”

Segment Results

In the Industrial North America segment, first-quarter sales increased 36.0 percent to $1.1 billion, and operating income was $189.4 million compared with $76.2 million in the same period a year ago.

In the Industrial International segment, first-quarter sales increased 28.5 percent to $1.1 billion, and operating income was $183.8 million compared with $61.8 million in the same period a year ago.

In the Aerospace segment, first-quarter sales increased 4.8 percent to $436.7 million, and operating income was $43.8 million compared with $53.1 million in the same period a year ago.

In the Climate and Industrial Controls segment, first-quarter sales increased 25.5 percent to $234.7 million, and operating income was $21.6 million compared with $10.5 million in the same period a year ago.

Orders

Parker reported an increase of 29 percent in total orders for the quarter ending September 30, 2010, compared with the same quarter a year ago. The company reported the following orders by operating segment:

•	Orders increased 31 percent in the Industrial North America segment, compared with the same quarter a year ago.

•	Orders increased 34 percent in the Industrial International segment, compared with the same quarter a year ago.

•	Orders increased 16 percent in the Aerospace segment on a rolling 12-month average basis.

•	Orders increased 23 percent in the Climate and Industrial Controls segment, compared with the same quarter a year ago.

Outlook

For fiscal 2011, the company has increased guidance for earnings from continuing operations to the range of $5.20 to $5.80 per diluted share.

Washkewicz added, “First quarter performance has clearly demonstrated the company’s ability to generate strong operating cash flow and strong incremental returns on increased revenues. This gives us confidence in our ability to deliver earnings per share in a higher range for fiscal year 2011. The focus of our employees will continue to be on executing the Win Strategy and our cash flow position affords us the flexibility to drive growth through investments in innovation, international expansion, acquisitions, as well as expansion of our global distribution and industrial retail channels. Thanks to the efforts of Parker’s employees in all regions who are pursuing a consistent strategy, we are building momentum from a position of great strength.”

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal 2011 first quarter results are available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site at www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

With annual sales of $10 billion in fiscal year 2010, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 55,000 people in 46 countries around the world. Parker has increased its annual dividends paid to shareholders for 54 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at www.parker.com, or its investor information web site at www.phstock.com.

Notes on Orders

Orders provide near-term perspective on the company’s outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for the Industrial North America, Industrial International, and Climate and Industrial Controls segments, and the year-over-year 12-month rolling average of orders for the Aerospace segment.

Forward-Looking Statements

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, and changes in contract cost and revenue estimates for new development programs; uncertainties surrounding timing, successful completion or integration of acquisitions; ability to realize anticipated costs savings from business realignment activities; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to insurance and employee retirement and health care benefits; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - SEPTEMBER 30, 2010

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months Ended September 30,
(Dollars in thousands except per share amounts)	2010	2009
Net sales	$2,829,273	$2,237,165
Cost of sales	2,137,874	1,800,945

Gross profit	691,399	436,220
Selling, general and administrative expenses	333,584	301,843
Interest expense	24,633	25,723
Other (income), net	(3,182)	(5,375)

Income before income taxes	336,364	114,029
Income taxes	87,334	40,059

Net income	249,030	73,970
Less: Noncontrolling interests	1,859	477

Net income attributable to common shareholders	$247,171	$73,493

Earnings per share attributable to common shareholders:
Basic earnings per share	$1.53	$.46

Diluted earnings per share	$1.51	$.45

Average shares outstanding during period - Basic	161,272,536	160,629,291
Average shares outstanding during period - Diluted	164,107,220	162,040,785

Cash dividends per common share	$.27	$.25

BUSINESS SEGMENT INFORMATION BY INDUSTRY (Unaudited)
	Three Months Ended September 30,
(Dollars in thousands)	2010	2009
Net sales
Industrial:
North America	$1,064,915	$783,085
International	1,092,981	850,250
Aerospace	436,680	416,856
Climate & Industrial Controls	234,697	186,974

Total	$2,829,273	$2,237,165

Segment operating income
Industrial:
North America	$189,362	$76,171
International	183,800	61,823
Aerospace	43,776	53,146
Climate & Industrial Controls	21,552	10,497

Total segment operating income	438,490	201,637
Corporate general and administrative expenses	33,354	26,302

Income from operations before interest expense and other	405,136	175,335
Interest expense	24,633	25,723
Other expense	44,139	35,583

Income before income taxes	$336,364	$114,029

CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30,	June 30,	September 30,
(Dollars in thousands)	2010	2010	2009
Assets
Current assets:
Cash and cash equivalents	$923,836	$575,526	$189,849
Accounts receivable, net	1,694,313	1,599,941	1,452,494
Inventories	1,295,137	1,171,655	1,266,319
Prepaid expenses	104,216	111,545	100,189
Deferred income taxes	130,094	130,129	124,640

Total current assets	4,147,596	3,588,796	3,133,491
Plant and equipment, net	1,770,983	1,697,881	1,891,438
Goodwill	2,915,602	2,786,334	2,964,321
Intangible assets, net	1,180,021	1,150,051	1,276,049
Other assets	695,519	687,320	671,874

Total assets	$10,709,721	$9,910,382	$9,937,173

Liabilities and equity
Current liabilities:
Notes payable	$391,303	$363,272	$304,083
Accounts payable	953,259	888,743	659,764
Accrued liabilities	742,087	776,527	719,228
Accrued domestic and foreign taxes	195,455	176,349	152,262

Total current liabilities	2,282,104	2,204,891	1,835,337
Long-term debt	1,745,812	1,413,634	1,855,531
Pensions and other postretirement benefits	1,327,195	1,500,928	1,255,515
Deferred income taxes	149,701	135,321	187,907
Other liabilities	212,332	196,208	233,270
Shareholders’ equity	4,894,945	4,367,965	4,481,984
Noncontrolling interests	97,632	91,435	87,629

Total liabilities and equity	$10,709,721	$9,910,382	$9,937,173

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Three Months Ended September 30,
(Dollars in thousands)	2010	2009
Cash flows from operating activities:
Net income	$249,030	$73,970
Depreciation and amortization	84,986	92,963
Share incentive plan compensation	29,242	26,436
Net change in receivables, inventories, and trade payables	(54,956)	15,291
Net change in other assets and liabilities	(224,180)	73,694
Other, net	38,758	(22,301)

Net cash provided by operating activities	122,880	260,053

Cash flows from investing activities:
Acquisitions (net of cash of $1 in 2010)	(8,129)	—
Capital expenditures	(52,690)	(30,099)
Proceeds from sale of plant and equipment	2,169	4,422
Other, net	(318)	(1,334)

Net cash (used in) investing activities	(58,968)	(27,011)

Cash flows from financing activities:
Net (payments for) common share activity	(3,305)	(1,246)
Net proceeds from (payments for) debt	293,952	(197,279)
Dividends	(43,648)	(40,171)

Net cash provided by (used in) financing activities	246,999	(238,696)

Effect of exchange rate changes on cash	37,399	7,892

Net increase in cash and cash equivalents	348,310	2,238
Cash and cash equivalents at beginning of period	575,526	187,611

Cash and cash equivalents at end of period	$923,836	$189,849